CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 27, 2015, with respect to the financial statements and financial highlights of Versus Capital Multi-Manager Real Estate Income Fund LLC, appearing in the March 31, 2015, Annual Report to Shareholders on Form N-CSR, which is incorporated by reference on this Form N-2 (the Registration Statement). We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Financial Highlights” in the Prospectus and under the caption “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information, which are part of such Registration Statement.